UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2019

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ROCKY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-34382	31-1364046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39 East Canal Street, Nelsonville, Ohio 45764

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (740) 753-1951

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2019, Rocky Brands, Inc. (the “Company”) entered into a Revolving Credit, Guaranty, and Security Agreement (the “Credit Agreement”) among the Company and certain of its subsidiaries (together with the Company, the “Borrowers”), the lenders party thereto, and The Huntington National Bank as administrative agent for the lenders (the “Agent”) for certain extensions of revolving credit.  All capitalized terms not otherwise defined herein are as defined in the Credit Agreement.

The Credit Agreement provides for a new senior secured asset-based revolving credit facility up to a principal amount of $75 million, which includes a sublimit for the issuance of letters of credit up to $7.5 million (the “Credit Facility”).  The Credit Facility may be increased up to an additional $25 million at the Borrowers’ request and the Lenders’ option, subject to customary conditions.  Proceeds of any loans under the Credit Facility may be used to repay existing indebtedness, for working capital and for general corporate purposes, including capital expenditures, dividends in respect of the Company’s stock, and to make permitted acquisitions.

The Borrowers have granted to the Agent (for the benefit of the Lenders and other secured parties), as collateral security for the obligations under the Credit Facility, security interests and pledges in, and liens on, all inventory, accounts receivable, certain deposit accounts and investment property, and certain other personal property assets of the Company and certain of its subsidiaries, subject to certain Excluded Property.

The applicable margins for interest rates on borrowings under the Credit Agreement are based upon Quarterly Liquidity.  Eurodollar Rate Loans bear interest at a rate per annum equal to the sum of an applicable margin, plus the Eurodollar Rate, and Domestic Rate Loans bear interest at a rate per annum equal to the sum of an applicable margin plus the highest of (i) the overnight bank funding rate plus 0.50%, (ii) the Agent’s prime commercial rate in effect, and (iii) the Eurodollar Rate for a period of one month plus 1.0%.  Interest for borrowings under the Credit Agreement is payable monthly and at the end of each applicable interest period.  A facility fee is payable monthly in arrears on the daily average unused portion of the Credit Facility.

The Credit Agreement matures on February 13, 2024 and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain representations and warranties, affirmative and negative covenants, in many cases subject to a material adverse effect. The Credit Agreement also contains various information and reporting requirements and provides for various customary fees to be paid by the Company.  In addition, the Credit Agreement contains customary events of default. An event of default may cause the applicable interest rate and fees to increase by 2.0% until such event of default has been cured, waived, or amended.

On February 13, 2019, upon execution of the Credit Agreement, the Company refinanced the amounts under, and terminated the Amended and Restated Revolving Credit, Term Loan, Guaranty, and Security Agreement, dated December 19, 2014, as amended from time to time (the “Former Credit Agreement”), among the Company, certain of the Company’s subsidiaries, the financial institutions listed therein as lenders, and PNC Bank, National Association as agent for the lenders. The Former Credit Agreement provided for a revolving credit facility of $75 million and a $5 million term loan facility, which credit facility was secured by a first priority perfected security interest in substantially all of the personal property of the borrowers under the Former Credit Agreement, subject to specified exceptions.

The foregoing is intended only to be a summary of the Credit Facility and Credit Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1

Revolving Credit, Guaranty, and Security Agreement, dated February 13, 2019, among Rocky Brands, Inc., Lehigh Outfitters, LLC, Lifestyle Footwear, Inc., Rocky Brands US, LLC, Rocky Brands International, LLC, and Rocky Outdoor Gear Store, LLC, as borrowers, the financial institutions party thereto as lenders, and The Huntington National Bank, as agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2019

Rocky Brands, Inc.

/s/ Thomas D. Robertson
Thomas D. Robertson
Executive Vice President, Chief Financial Officer, and Treasurer